UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 14, 2007
FORESTAR REAL ESTATE GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	Commission File Number	26-1336998
(State or other jurisdiction of incorporation or organization)	001-33662	(I.R.S. Employer Identification No.)
1300 MoPac Expressway South, Suite 3S
Austin, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 433-5200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
     The information set forth under Item 2.03 of this Current Report on Form 8-K with respect to the Credit Agreement (as defined therein) is hereby incorporated to this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
     On December 14, 2007, Forestar (USA) Real Estate Group Inc., as borrower, and Forestar Real Estate Group Inc. (the “Company”) and certain wholly-owned subsidiaries of the Company, as guarantors, entered into a Revolving and Term Credit Agreement with KeyBank National Association, as lender, swing line lender and agent; General Electric Credit Corporation and AgFirst Farm Credit Bank, as co-syndication agents; KeyBanc Capital Markets, as sole arranger and sole book managers; and the lenders party thereto. The credit facility will be used to repay certain borrowings from Temple-Inland Inc. (“Temple-Inland”) prior to the Company’s spin-off from Temple-Inland, and for general corporate purposes.
     The credit facility provides for a $175,000,000 term loan and a $265,000,000 revolving line of credit. The Company may, upon notice to the lenders, request an increase in the credit facility of up to $60,000,000, to provide for a total of $500,000,000. The revolving line of credit includes a $100,000,000 sublimit available for letters of credit, and a $25,000,000 swing line sublimit.
     The Company may elect interest rates on its borrowings calculated by reference to either (a) the higher of KeyBank’s base rate or the federal funds effective rate plus 0.50%, plus a margin of 2.00%, or (b) LIBOR plus a margin of 4.00%. The credit facility matures December 1, 2010. The revolving line of credit may be prepaid at any time without penalty. The term loan may be prepaid at any time; however, repayment during the first 12 months requires a fee of 2.00% of the principal amount and repayment during the next six months requires a fee of 1.00% of the principal amount. There is no prepayment fee for the term loan after 18 months.
     All borrowings under the credit facility are secured by (a) a pledge of approximately 250,000 acres of land, (b) assignments of current and future leases, rents and contracts, (c) a security interest in the borrower’s primary operating account, (d) pledge of the equity interests in current and future material operating subsidiaries or joint venture interests, or if such pledge is not permitted, a pledge of the right to distributions from such entities, and (e) negative pledge (without a mortgage) on all other wholly-owned assets. The facility provides for releases of real estate provided that borrowing base compliance is maintained.
     The credit facility contains certain affirmative and negative covenants that are usual and customary for similar transactions, including limitations on indebtedness, acquisitions and divestitures, and distributions. The credit facility also contains certain financial covenants that are usual and customary for similar transactions, including, a minimum interest coverage ratio (EBITDA to interest incurred), a minimum ratio of total revenues to capital expenditures, a maximum leverage ratio (funded debt to adjusted asset value as defined in the agreement), a minimum liquidity requirement, and a minimum tangible net worth requirement.
     Total borrowings under the credit facility (including the face amount of letters of credit) may not exceed a borrowing base formula. Borrowing base availability is determined by allocating the borrower’s assets into one of five asset categories and assigning certain minimum values to each asset category.
     The credit facility contains events of default that are usual and customary for similar transactions, including non-payment of principal, interest or fees; inaccuracy of representations and warranties; violation of covenants; bankruptcy and insolvency events; material judgments; cross defaults to certain other indebtedness; and events constituting a change of control.
     Some of the lenders under the credit facility and their affiliates have or may have had customary banking relationships with the Company based on the provision of a variety of financial services, including cash management, none of which are material individually or in the aggregate with respect to any individual party. A copy of the credit agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the credit agreement.

Item 9.01.	Financial Statements and Exhibits.
(c) Exhibits.

10.1	Revolving and Term Credit Agreement, dated as of December 14, 2007, among Forestar (USA) Real Estate Group Inc., as borrower, and Forestar Real Estate Group Inc. (the “Company”) and certain wholly-owned subsidiaries of the Company, as guarantors, and KeyBank National Association, as lender, swing line lender and agent; General Electric Credit Corporation and AgFirst Farm Credit Bank, as co-syndication agents; KeyBanc Capital Markets, as sole arranger and sole book managers; and the lenders party thereto.

SIGNATURE
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR REAL ESTATE GROUP INC.
Date: December 14, 2007	By:	/s/ David M. Grimm
		Name:	David M. Grimm
		Title:	Executive Vice President

EXHIBIT INDEX

Exhibit	Description	Page

10.1	Revolving and Term Credit Agreement, dated as of December 14, 2007, among Forestar (USA) Real Estate Group Inc., as borrower, and Forestar Real Estate Group Inc. (the “Company”) and certain wholly-owned subsidiaries of the Company, as guarantors, and KeyBank National Association, as lender, swing line lender and agent; General Electric Credit Corporation and AgFirst Farm Credit Bank, as co-syndication agents; KeyBanc Capital Markets, as sole arranger and sole book managers; and the lenders party thereto.	5

5